ASSET PURCHASE AGREEMENT

                                  By and Among

                                  SKF USA INC.,

                              BREMEN BEARINGS, INC.

                                       and

                     ROLLER BEARING COMPANY OF AMERICA, INC.

                           Dated as of August 8, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.
DEFINITIONS..................................................................  1
       1.1   Index of Defined Terms..........................................  1
       1.2.  General Defined Terms...........................................  4

ARTICLE II.
TRANSFER OF ASSETS........................................................... 10
       2.1.  Transfer of Assets by Seller.................................... 10
       2.2.  Excluded Assets................................................. 12
       2.3.  Assumption and Satisfaction of Liabilities...................... 12
       2.4.  Excluded Liabilities............................................ 12
       2.5.  Assignment of Contracts and Rights.............................. 13
       2.6.  Closing......................................................... 14
       2.7.  June 30 Balance Sheet........................................... 15
       2.8.  Post-Closing Adjustment......................................... 16
       2.9.  Purchase Price Allocation....................................... 16
       2.10. Subsequent Payments............................................. 17
       2.11. Interim Period Payments......................................... 17

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER..................................... 19
       3.1.  Existence and Power............................................. 19
       3.2.  Authorization................................................... 19
       3.3.  Governmental Authorization...................................... 20
       3.4.  Non-Contravention............................................... 20
       3.5.  Financial Statements; Undisclosed Liabilities................... 20
       3.6.  Absence of Certain Changes...................................... 21
       3.7.  Properties; Leases; Tangible Assets............................. 22
       3.8.  Sufficiency of and Title to the Transferred Assets.............. 23
       3.9.  Affiliates...................................................... 23
       3.10. Inventory....................................................... 24
       3.11. Litigation...................................................... 24
       3.12. Contracts....................................................... 24
       3.13. Permits; Required Consent....................................... 25
       3.14. Compliance with Applicable Laws................................. 26
       3.15. Employment Agreements; Change in Control,
              and Employee Benefits ........................................  26
       3.16. Labor and Employment Matters.................................... 27


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       3.17. Intellectual Property........................................... 28
       3.18. Advisory Fees................................................... 29
       3.19. Environmental Compliance........................................ 29
       3.20. Tax Matters..................................................... 29
       3.21. Insurance....................................................... 30
       3.22. Products........................................................ 30
       3.23. Material Disclosures............................................ 30

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC.............................. 30
       4.1.  Organization and Existence...................................... 30
       4.2.  Corporate Authorization......................................... 31
       4.3.  Governmental Authorization...................................... 31
       4.4.  Non-Contravention............................................... 31
       4.5.  Advisory Fees................................................... 31
       4.6.  Litigation...................................................... 31

ARTICLE V.
COVENANTS OF SELLER.......................................................... 31
       5.1.  Compliance with Terms of Required Governmental Approvals and
             Required Contractual Consents................................... 31
       5.2.  Confidentiality................................................. 32
       5.3.  Taxes........................................................... 32

ARTICLE VI.
COVENANTS OF BUYER AND RBC................................................... 33
       6.1.  Indiana Responsible Property Transfer Law....................... 33

ARTICLE VII.
COVENANTS OF ALL PARTIES..................................................... 33
       7.1.  Further Assurances.............................................. 33
       7.2.  Bulk Sales Laws................................................. 34
       7.3.  Employees and Employee Benefit Matters.......................... 34
       7.4.  Allocation of Environmental Liabilities......................... 39
       7.5.  Product Warranty Claims......................................... 41
       7.6.  Excluded Product Liability Claims............................... 41
       7.7.  Excluded Worker's Compensation Claims........................... 41

ARTICLE VIII.
INDEMNIFICATION.............................................................. 42
       8.1.  Agreement to Indemnify.......................................... 42
       8.2.  Survival of Representations and Warranties and Covenants........ 43


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       8.3.  Claims for Indemnification...................................... 44
       8.4.  Defense of Claims............................................... 44

ARTICLE IX.
COVENANT NOT TO COMPETE...................................................... 46
       9.1.  Non-Compete..................................................... 46
       9.2.  Severability.................................................... 47
       9.3.  Enforcement..................................................... 47

ARTICLE X.
MISCELLANEOUS................................................................ 47
       10.1.   Notices....................................................... 48
       10.2.   Amendments; No Waivers........................................ 49
       10.3.   Expenses...................................................... 49
       10.4.   Successors and Assigns........................................ 49
       10.5.   Governing Law................................................. 49
       10.6.   Counterparts; Effectiveness................................... 49
       10.7.   Entire Agreement.............................................. 50
       10.8.   Captions...................................................... 50
       10.9.   Severability.................................................. 50
       10.10.  Construction.................................................. 50
       10.11.  Arbitration of Claims......................................... 50
       10.12.  Cumulative Remedies........................................... 52
       10.13.  Third Party Beneficiaries..................................... 52


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

                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 8, 1997 is by and among SKF USA INC., a Delaware corporation ("Seller"), BREMEN BEARINGS, INC., a Delaware corporation ("Buyer") and a wholly owned subsidiary of RBC (as defined below), and ROLLER BEARING COMPANY OF AMERICA, INC., a Delaware corporation ("RBC").

                                 R E C I T A L S

            WHEREAS, Seller, through its Bremen Needle Division ("Bremen") is engaged in the design, development, manufacture, assembly and sale of Products (the "Business"); and

            WHEREAS, Seller desires to sell and transfer to Buyer substantially all of its assets related to the Business in consideration for the delivery by Buyer to Seller of the Purchase Price (as defined herein) and on the terms and conditions set forth herein.

                                A G R E E M E N T

            NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

            1.1 Index of Defined Terms. The following is an index of defined terms utilized in this Agreement:

Defined Term                                    Section           Page
------------                                    -------           ----

Affiliate                                       1.2               4
Agreed Upon Procedures                          2.7               15
Agreement                                       Preface           1
Allocation Statement                            2.10              16
Annual Financials                               3.5               20
Applicable Law                                  1.2               4
Assumed Liabilities                             2.3               12
Benefit Arrangement                             1.2               4
Benefit Plan                                    1.2               5
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Bill of Sale                                    2.6(c)(vii)       14
Bremen                                          Preface           1
Business                                        Preface           1
Business Day                                    1.2               5
Buyer                                           Preface           1
Buyer Indemnitees                               8.1               42
Buyer's Actuary                                 7.3               35
Buyer's Auditors                                1.2               5
Buyer's Union Plan                              7.3               35
Closing                                         2.6               13
Closing Date                                    2.6               13
Code                                            1.2               5
Competitive Activity                            9.1               46
Contingent Liabilities                          1.2               5
Contracts                                       1.2               5
Covered Period                                  9.1               46
Damages                                         1.2               5
Effective Time                                  2.6               14
Employee                                        1.2               5
Employee Benefit Plan                           1.2               6
Environmental Condition                         1.2               6
Environmental Laws                              1.2               6
Environmental Liabilities                       1.2               6
Environmental Study                             7.4               39
Equipment                                       2.1               10
ERISA                                           1.2               6
ERISA Affiliate                                 1.2               6
Excluded Assets                                 2.2               11
Excluded Environmental Parcel                   7.4(a)            39
Excluded Liabilities                            2.4               12
Excluded Product Warranty Claims                7.5               41
Excluded Product Liability Claims               7.6               41
Excluded Worker's Compensation Claims           7.7               42
Existing Known Environmental Conditions         1.2               6
Final Environmental Study                       7.4               40
Financials                                      3.5               20
First Choice                                    2.7               15
401(k) Plan Employee                            7.3               37
GAAP                                            1.2               7
Governmental Authority                          1.2               7
Group Health Plan                               1.2               7
Hazardous Substance                             1.2               7


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Included Environmental Parcel                   7.4(a)            39
Indemnifying Party                              1.2               7
Indemnitee                                      1.2               7
Insurance Policies                              3.21              30
Interim Financials                              3.5               20
Interim Period                                  2.6               14
Interim Period Cash Flow Statement              2.11              18
Inventory                                       2.1               10
IRS                                             1.2               7
June 30 Balance Sheet                           2.7               16
Knowledge                                       1.2               7
Leased Real Property                            3.7               22
Leasehold Assignments                           2.6               14
Leases                                          3.7               23
Liability                                       1.2               8
Lien                                            1.2               8
Machine #5                                      2.10              17
Machine #6                                      2.10              17
Machine #6 Runoff Date                          2.10              17
Machines                                        2.10              17
Material Adverse Effect                         1.2               8
May 31 Balance Sheet                            3.5               20
Multiemployer Plan                              1.2               8
Net Transferred Asset Value                     2.8               16
New Lease                                       2.6               15
1996 Balance Sheet                              3.5               20
Overpayment                                     2.8               16
Owned Real Property                             3.7               22
Permits                                         3.13              25
Permitted Liens                                 1.2               8
Person                                          1.2               9
Personal Property Leases                        3.7               22
Premises                                        2.6               15
Proceedings                                     3.11              24
Product                                         1.2               9
Prohibited Transaction                          1.2               9
Proposed Interim Period Cash Flow Statement     2.11              18
Proposed June 30 Balance Sheet                  2.7               15
Purchase Price                                  1.2               9
RBC                                             Preface           1
Real Property                                   3.7               22
Required Contractual Consent                    3.13              26


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Required Consents                               3.13              26
Required Governmental Approval                  3.13              25
Runoff Tests                                    2.10              17
Salaried Plan                                   7.3               34
Salaried Plan Employee                          7.3               34
Scheduled Contracts                             3.12              24
Selected Firm                                   2.7               16
Seller                                          Preface           1
Seller Environmental Liabilities                7.4               40
Seller Indemnitees                              8.1               42
Seller's Actuary                                7.3               35
Seller's Auditors                               1.2               9
Seller's Contingent Liabilities                 1.2               9
Seller's 401(k) Plan                            7.3               37
Seller's Union Plan                             7.3               35
Study Date                                      7.4               41
Subsequent Event                                7.4               41
Tax                                             1.2               9
Tax Return                                      1.2               9
Third Party Claim                               8.4               45
Transfer Law                                    6.1               33
Transferred Assets                              2.1               10
Transferred Employee                            7.3               34
Union                                           1.2               9
Union Contract                                  1.2               9
Union Plan Employee                             7.3               35
Unpaid Balance                                  2.8               16
Warranty                                        2.10              17
Workpapers                                      2.7               15

            1.2. General Defined Terms. As used herein, the following terms shall have the meaning indicated:

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

            "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, business operations, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's,


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

consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

            "Benefit Arrangement" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by Seller or any ERISA Affiliate that covers the employees, former employees, directors, or former directors of Seller and their beneficiaries with respect to Bremen; such term shall include, without limitation, the following to the extent material: (i) each employment or consulting agreement; (ii) each arrangement providing for insurance coverage or workers' compensation benefits; (iii) each incentive bonus or deferred bonus arrangement; (iv) each arrangement providing termination allowance, severance or similar benefits; (v) each equity compensation plan; (vi) each deferred compensation plan; and (vii) each compensation policy and practice.

            "Benefit Plan" means an Employee Benefit Plan or Benefit
Arrangement.

            "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            "Buyer's Auditors" means Ernst & Young.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contingent Liabilities" of a Person at a specific point in time means Liabilities, regardless of how arising, that have not yet become fixed and certain as of such time.

            "Contracts" means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party at the Effective Time with respect to Bremen, including the Scheduled Contracts but excluding any arrangements with Employees including any Benefit Plan.

            "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime rate (or reference rate) in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been reimbursed in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person incurred in connection with the defense of the claim giving rise to the Damages or in seeking indemnification therefor or reimbursement thereof. Any change in the rate referred to in clause (i) above shall take effect at the opening of business on the day specified in the public announcement of such change. Without limiting the generality of the foregoing,


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

Damages of a Person shall include any amounts paid by such Person pursuant to any indemnification arrangement.

            "Employee" means any Person employed by Seller in connection with the Business.

            "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, sponsored or contributed to by Seller or any ERISA Affiliate thereof that covers employees or former employees of Seller with respect to Bremen.

            "Environmental Condition" means a condition of the soil, surface waters, groundwaters, stream sediments, air and similar environmental media both on and off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise,
(i) requires investigatory, corrective or remedial measures, and/or (ii) comprises a basis for claims, demands and/or Liabilities in respect of the Business or the Leased Real Property.

            "Environmental Laws" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

            "Environmental Liabilities" means (i) Liabilities of a Person that arise in connection with any proceeding, claim, lawsuit, complaint, citation, inquiry, demand, notice or action which was or is brought or issued (A) by any Governmental Authority or (B) by a third party, in either case, pursuant to or under any Environmental Law or by virtue of an Environmental Condition, or (ii) Liabilities or costs incurred by a Person that arise in connection with any investigatory or remedial activities by virtue of an Environmental Condition in order (A) to comply with any Environmental Law or (B) to minimize any potential liability to a third party in connection with an Environmental Condition.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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

            "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

            "Existing Known Environmental Conditions" means (i) those Environmental Conditions identified on Schedules 3.19(a), 3.19(b) or 3.19(c) and
(ii) those Environmental Conditions of which Seller has Knowledge on or before the Closing Date but are not so identified in any such Schedule.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

            "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            "Group Health Plan" means any group health plan, as defined in
Section 5000(b)(1) of the Code sponsored or contributed to by Seller or any ERISA Affiliate that covers employees or former employees of Seller with respect to Bremen.

            "Hazardous Substance" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Transferred Assets; or
(v) the presence of which constitutes a nuisance, trespass or other tortious condition; or (vi) the presence of which on adjacent properties constitutes a trespass by Seller in relation to the Business; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBS) or asbestos.

            "Indemnifying Party" means: (1) Seller when any Buyer or RBC Indemnitee is asserting a claim under Sections 8.1(a) or 10.11 or (2) Buyer or RBC jointly or severally when any Seller Indemnitee is asserting a claim under Sections 8.1(b) or 10.11.

            "Indemnitee" means: (1) each of Buyer, RBC and their Affiliates with respect to any claim for which Seller is an Indemnifying Party under Sections 8.1(a) or 10.11; or (2) Seller and its Affiliates with respect to claims for which Buyer or RBC is an Indemnifying Party under Sections 8.1(b) or 10.11.


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

            "IRS" means the Internal Revenue Service.

            "Knowledge" means: (1) with respect to Seller, the actual knowledge of the following Persons: Krister Peil, Donald Robison, William McGlocklin, Thomas Ruth, John Lenart, Jeffrey Derda, Allen Belenson, Rex Thrasher; (2) with respect to Buyer, the actual knowledge of the following Persons: Michael J. Hartnett, Michael S. Gostomski, Greg Ceuch, Tom King, Anthony Cavalieri, Joe Gentile, Ron Lemansky, R. Lawrence Knowlton, Pat Mulligan.

            "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

            "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

            "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets taken as a whole, or a material adverse effect on the Business taken as a whole.

            "Multiemployer Plan" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

            "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) other Liens set forth on Schedule 1.2(a) hereto. Notwithstanding the foregoing, the following shall not be Permitted Liens: (a) any Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan and (b) any Lien


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

arising under clause (i) or (ii) above that is the subject of a contest except and to the extent that the Taxes or sums in questions are reflected as a Liability on the 1996 Balance Sheet.

            "Person" means an individual, corporation, partnership, association, trust, estate, joint-stock company, limited liability company, joint venture, trust or other entity or organization, including a Governmental Authority.

            "Product" means those precision needle rollers, precision rollers, thrust bearings and radial bearings set forth in Schedule 1.2(b) hereto.

            "Prohibited Transaction" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

            "Purchase Price" means the sum of the amounts paid pursuant to Sections 2.6(b) and 2.10, plus the Unpaid Balance or minus the Overpayment, as the case may be.

            "Seller's Auditors" means Arthur Andersen, LLP.

            "Seller's Contingent Liabilities" means those Contingent Liabilities of Seller relating to the Business prior to the Effective Time that are not booked as a liability on the June 30 Balance Sheet.

            "Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

            "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

            "Union" means the International Union, United Automobile, Aerospace and Agricultural Workers of America, U.A.W. Local 1368.

            "Union Contract" means the Agreement between Bremen, Indiana Plant of SKF USA, Inc. and the Union dated July 20, 1996.

                                   ARTICLE II.

                               TRANSFER OF ASSETS

            2.1. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist at the Effective Time (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Seller in connection with the Business, whether or not reflected on the books and records of Seller, including all assets shown on the May 31 Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Effective Time (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to and under the following to the extent used, owned by, leased by or in the possession of Seller in connection with the Business at the Effective Time:

            (a) all real property and leases, capitalized or operating, of, and other interests in, real property of Seller, in each case together with all buildings, fixtures and improvements erected thereon and appurtenances thereto;

            (b) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller ("Equipment") including, without limitation, the Equipment set forth on Schedule 2.1 hereto;

            (c) all items of inventory, notwithstanding how classified in the financial records of Seller, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples (collectively, the "Inventory");

            (d) the Contracts;

            (e) to the extent relating to the Business and the conduct thereof by Buyer following the Effective Time, all prepaid charges and expenses of Seller, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

            (f) all rights of Seller under any insurance policy;


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

            (g) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets;

            (h) all of Seller's patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data;

            (i) all tools, dies, jigs, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of the Seller or vendors;

            (j) all rights under agreements with employees and others concerning confidentiality and assignment of inventions;

            (k) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller, whether or not actually utilized by Seller;

            (l) all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose any time prior to the Effective Time;

            (m) all lists of present customers and lists of former customers;

            (n) all goodwill;

            (o) all product designations used in Seller's catalog with respect to the Products;

            (p) all accounts receivable of Seller as of the Effective Time which remain uncollected as of the Closing Date; and

            (q) except as specifically provided in Section 2.2, all other assets and properties of Seller that exist at the Effective Time, whether tangible or intangible, real or personal.

            2.2. Excluded Assets. Buyer expressly understands and agrees that the assets and properties set forth on Schedule 2.2 (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller.

            2.3. Assumption and Satisfaction of Liabilities.

            (a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge all the Liabilities set forth on Schedule 2.3 (the "Assumed Liabilities"); provided that any such Assumed Liabilities discharged by Seller during the Interim Period shall be allocated by Buyer and Seller as set forth in Section 2.11 hereof.

            (b) Buyer shall be responsible for all Liabilities and obligations arising out of the use and ownership of the Transferred Assets by Buyer after the Effective Time or by the conduct of the Business after the Effective Time except to the extent such Liabilities and obligations constitute Excluded Liabilities; provided that any such Liabilities satisfied by Seller during the Interim Period shall be allocated by Buyer and Seller as set forth in Section
2.11 hereof.

            (c) Notwithstanding anything elsewhere contained herein to the contrary, Buyer shall have the responsibilities associated with being a successor employer under the Union Contract.

            2.4. Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Effective Time) become liable for, any of the Liabilities of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following Liabilities:

            (a) any Liability of any of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the Business;

            (b) any Liability whether presently in existence or arising hereafter relating to an Excluded Asset;

            (c) any Seller Environmental Liability;

            (d) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Seller or any of its Affiliates or their respective ERISA Affiliates in connection with the transactions contemplated hereby or otherwise;

            (e) any Liability the existence of which constitutes a breach of any representation or warranty hereunder;

            (f) any Seller Contingent Liabilities except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

            (g) any Liability related to indebtedness of Seller for borrowed money or capitalized leases, or the guarantee by Seller of the indebtedness of any other Person, except as set forth on Schedule 2.4(g);

            (h) any Liability of Seller arising under this Agreement;

            (i) Excluded Product Warranty Claims;

            (j) Excluded Product Liability Claims;

            (k) any Liability under Contracts with Affiliates of Seller, except Liabilities under those Contracts identified on Schedule 2.4(k); and

            (l) Excluded Worker's Compensation Claims.

            2.5. Assignment of Contracts and Rights.

            (a) With respect to any material Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitute Transferred Assets, promptly after the date hereof, to the extent requested by Buyer, Seller will use reasonable efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required.

            (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5(b).

            2.6. Closing.

            (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York on August 8, 1997 or such other date as to which Buyer and Seller may agree (the "Closing Date"). Upon consummation, the Closing shall be deemed to have taken place as of 12:01 a.m. July 1, 1997 (the "Effective Time") and Buyer and Seller shall allocate all economic matters associated with the period between the Effective Time and the Closing Date (the "Interim Period") as set forth in Section 2.11 hereof.

            (b) At the Closing, Buyer shall pay to Seller $3,640,177 (the "Closing Payment"), computed as shown on Schedule 2.6(b), in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to the Closing.

            (c) At or prior to the Closing, Buyer shall have received:

                  (i) an Interim Services Agreement in the form attached as Exhibit A, duly executed and delivered by Seller (the "Interim Services Agreement").

                  (ii) an opinion of counsel from Allen G. Belenson, Esq., counsel to Seller, in the form attached hereto as Exhibit B.

                  (iii) UCC-11 searches with respect to the Transferred Assets.

                  (iv) UCC-3 termination statements with respect to financing statements filed against the Business or the Transferred Assets (other than the Permitted Liens).

                  (v) patent, trademark and copyright assignments, in form and substance satisfactory to Buyer, effecting the transfer of the patents, trademarks and copyrights included in the Transferred Assets.

                  (vi) assignments (with lessor's consents thereto) of leasehold interests in a leased real or personal property included in the Transferred Assets (collectively, the "Leasehold Assignments").

                  (vii) a bill of sale, grant deed and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer all right, title and interest of Seller in and to the Transferred Assets to Buyer (collectively, the "Bill of Sale").

                  (viii) all material Governmental Approvals for the transactions contemplated by this Agreement to be obtained by Seller, in form and substance acceptable to Buyer.

                  (ix) all material Required Contractual Consents, in form and substance acceptable to Buyer.

                  (x) an agreement of Brem, Inc. (A) consenting to the assignment of its agreement of lease with Seller to Buyer and (B) covenanting to negotiate in good faith a new agreement of lease (the "New Lease") with respect to the premises it leases to Seller (the "Premises"), pursuant to which Buyer will lease the Premises from Brem, Inc. on substantially similar terms (including, but limited to, the rental cost per square foot of the Premises and the term of the New Lease) as may be contained in a new lease agreement negotiated by Buyer with Bremen State Bank, as Trustee, relating to the remainder of the facility used in the Business, duly executed and delivered by Brem, Inc.

                  (xi) a consent to assignment of contract, duly executed and delivered by SKF de Mexico, S.A. de C.V.

            (d) At the Closing, Seller shall have received:

                  (i) all material Governmental Approvals for the transactions contemplated by this Agreement to be obtained by Buyer, in form and substance acceptable to Seller.

                  (ii) an opinion of counsel from McDermott, Will & Emery, counsel to Buyer, in the form attached hereto as Exhibit C.

            2.7. June 30 Balance Sheet.

            (a) Within 30 days after the Closing Date, Seller will prepare and present to Buyer a balance sheet (the "Proposed June 30 Balance Sheet") setting forth as of June 30, 1997 the book value of the Transferred Assets and the Assumed Liabilities. The Proposed June 30 Balance Sheet shall be prepared so that it presents fairly the book value of the Transferred Assets and Assumed Liabilities in accordance with GAAP (or on a basis consistent with prior practices of Seller with the disclosure that such practice is not GAAP), but in any case using practices and procedures and applying the types of adjustments described in Schedule 2.6(b) consistent with the preparation of the May 31 Balance Sheet. Seller's Auditors shall perform selected procedures as agreed to by Buyer and Seller (the "Agreed Upon Procedures") with respect to the Proposed June 30 Balance Sheet. Buyer and Buyer's Auditors shall have the right to review and copy, promptly upon request, the workpapers of Seller's Auditors (the "Workpapers") utilized in performing the Agreed Upon Procedures with respect to the Proposed June 30 Balance Sheet. The Proposed June

30 Balance Sheet shall be binding upon the parties to this Agreement unless Buyer gives written notice of disagreement with any of said values or amounts to Seller within 15 days after delivery to it of the Proposed June 30 Balance Sheet and the Workpapers by Seller, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and Seller mutually agree upon the Proposed June 30 Balance Sheet within 30 days after Seller's delivery of notice of its disagreement, such agreement shall be binding upon the parties to this Agreement. If Buyer and Seller are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination to Price Waterhouse & Company LLC (the "First Choice") or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the "Selected Firm"), and the resolution of that disagreement and the Proposed June 30 Balance Sheet, as adjusted as a result of such resolution, shall be final and binding upon the parties hereto for purposes of this Agreement. If Buyer and Seller cannot agree on the Selected Firm, it shall be chosen by the First Choice and shall be a nationally recognized firm. The Proposed June 30 Balance Sheet as finally determined is the "June 30 Balance Sheet."

            (b) The fees and disbursements of Seller's Auditors shall be paid by Seller and the fees and disbursements of Buyer's Auditors shall be paid by Buyer. The fees and disbursements of the First Choice or the Selected Firm, as the case may be, shall be paid by Buyer and Seller as the First Choice or the Selected Firm, as the case may be, shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

            2.8. Post-Closing Adjustment.

            (a) If the Closing Payment is less than the book value of the Transferred Assets as of June 30, 1997 net of the total amount of the Assumed Liabilities as of June 30, 1997, as set forth on the June 30 Balance Sheet with applicable adjustments thereto of the type described in Schedule 2.6(b) (the "Net Transferred Asset Value") (such deficit being referred to herein as the "Unpaid Balance"), then, within five Business Days after the final determination of the June 30 Balance Sheet, Buyer shall deliver to Seller such Unpaid Balance in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Seller prior to the due date thereof.

            (b) If the Closing Payment is greater than the Net Transferred Asset Value (such excess being referred to herein as the "Overpayment"), then, within five Business Days after the final determination of the June 30 Balance Sheet, Seller shall deliver to Buyer such Overpayment in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Buyer prior to the due date thereof.

            2.9. Purchase Price Allocation. Within 120 days after the Closing Date, Buyer and Seller shall agree upon the final allocation of the Purchase Price among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law and shall set forth such allocation on a statement (the "Allocation Statement"). After the Closing, from time to time, Buyer and Seller shall agree upon revisions to the Allocation Statement for tax purposes. Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time, and shall not take any position inconsistent therewith.

            2.10. Subsequent Payments.

            (a) Buyer shall pay to Seller $727,255, on the first anniversary of the date hereof, by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to the due date thereof.

            (b) Buyer shall pay to Seller $472,903.50, on the first anniversary of the date hereof, by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to such date; provided, however, that such payment shall not become due or payable if the machine more fully described in Schedule 2.10(b)-(1) ("Machine #5") has not satisfactorily completed the quality assurance tests set forth in Schedule 2.10(b)-(2) (the "Runoff Tests") prior to such date.

            (c) Buyer shall pay to Seller $472,903.50, within 30 days following the Machine #6 Runoff Date, by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to the due date thereof. For the purposes of this subsection (c), "Machine #6 Runoff Date" shall mean the date the machine more fully described in Schedule 2.10(c) ("Machine #6" and, together with Machine #5, the "Machines") has satisfactorily completed the Runoff Tests.

            (d) Except for (i) the cost of the purchase and installation of two transformers relating to the Machines and (ii) labor costs of employees of the Business after the Effective Time in connection with the installation of the Machines which shall be borne by Buyer, Seller shall bear all costs and expenses incurred in connection with the installation of, and conduct of the Runoff Tests of, the Machines.

            (e) Coincident with the date each Machine has satisfactorily completed the Runoff Tests, Seller shall, at its sole expense, provide Buyer with a warranty that such Machine will operate in accordance with applicable specifications and otherwise be free of defects in material and workmanship (the "Warranty") for a period of twelve (12) months from such date or 8,000 working hours, which ever is first to occur.

            (f) If either or both Machines shall fail to satisfy the Runoff Tests prior to the first anniversary of the date hereof, title to either or both such Machines shall revert to Seller and Seller shall, at its sole cost and expense, remove said Machine from the premises of the Business.

            2.11. Interim Period Payments. As indicated above, the Closing shall be deemed to have taken place as of the Effective Time. In recognition of the fact that the Seller shall have remained in control of the operations of the Business between the Effective Time and the Closing Date (the "Interim Period"), the Buyer and the Seller shall make the following payments, adjustments and agreements:

            (a) Within 30 days after the Closing Date, Seller will prepare and present to Buyer a statement of the inflow and outflow of cash (the "Proposed Interim Period Cash Flow Statement") with respect to conduct of the Business during the Interim Period. The Proposed Interim Period Cash Flow Statement shall be binding upon the parties to this Agreement unless Buyer gives written notice of disagreement with any of the amounts reflected thereon to Seller within 15 days after delivery to it of the Proposed Interim Period Cash Flow Statement, specifying in reasonable detail the nature and extent of such disagreement. Buyer and Seller shall thereafter negotiate to resolve any such disagreement in good faith; provided that (i) during such 15 day period Seller shall provide Buyer with such access to Seller's books and records as Buyer may reasonably request in order to verify the information within the Proposed Interim Period Cash Flow Statement, and (ii) such 15 day period shall be extended for up to an additional 30 days if Buyer determines that it reasonably requires such additional time to complete such verification. The Proposed Interim Period Cash Flow Statement as finally determined shall be the "Interim Period Cash Flow Statement."

            (b) (i) If the Interim Period Cash Flow Statement indicates that, during the Interim Period, the cash inflows exceeded the cash outflows, Seller shall deliver to Buyer the dollar amount of such excess. Such payment shall be made within five Business Days of the final determination of the Interim Period Cash Flow Statement in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Seller prior to the due date thereof.

                  (ii) If the Interim Period Cash Flow Statement indicates that, during the Interim Period, the cash outflows exceeded the cash inflows, Buyer shall deliver to Seller the dollar amount of such excess. Such payment shall be made within five Business Days of the final determination of the Interim Period Cash Flow Statement in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Buyer prior to the due date thereof.

            (c) The Buyer and Seller agree that the adjustments described in subparagraphs (a) and (b) are intended to reflect their intent for the operations of the Business to be for the economic account of Buyer during the Interim Period. Pursuant thereto,

                  (i) by reason of the payment described in subparagraph (b), each of Buyer and Seller shall report the results of operations of the Business during the Interim Period as being for the account of Buyer,

                  (ii) notwithstanding the generality of subparagraph (i) above, the sole economic adjustments and undertakings respecting the Interim Period shall be as set forth in this Agreement, and nothing contained herein shall imply Buyer's agreement to accept responsibility for more Liabilities with respect to the Interim Period than reflected by the Assumed Liabilities and the payment set forth in subparagraph (b), and all subject to Seller's indemnification obligations set forth in Section 8.1(a)(iii) hereof and

                  (iii) during the Interim Period, Seller shall pay no Liabilities respecting Bremen or the Business other than Assumed Liabilities or Liabilities of the Seller described in Section 2.3(b) hereof.

            (d) Buyer acknowledges that certain of the Transferred Assets shall have been disposed of for value in the ordinary course of the Business during the Interim Period, to be accounted for as set forth in subsection (b) above.

            (e) Notwithstanding anything in this Section 2.11 to the contrary, the proceeds of accounts receivable of the Business as of the Effective Time that are collected by Seller during the Interim Period shall be "Excluded Assets" and, therefore, shall not be considered a cash inflow in the preparation of the Interim Period Cash Flow Statement.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows:

            3.1. Existence and Power.

            (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated, except for those instances where, in the aggregate, the failure to have such licenses, authorizations, consents and approvals is not, and is not reasonably expected to have a Material Adverse Effect. Seller is qualified to conduct business in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified. Seller is in good standing in each state where it is qualified, except for those jurisdictions where in the aggregate the failure to be so does not have, and is not reasonably expected to have, a Material Adverse Effect.

            3.2. Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

            3.3. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on Schedule 3.3 or Schedule 3.13(b). To the Knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

            3.4. Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to Buyer by Seller, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or any of the Transferred Assets, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled under, any material Contract or any Permit or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

            3.5. Financial Statements; Undisclosed Liabilities.

            (a) Attached hereto as Schedule 3.5(a) are true and complete copies of the unaudited balance sheets of Bremen as at May 31, 1997 (the "May 31 Balance Sheet"), as at December 31, 1996 (the "1996 Balance Sheet") and as at December 31, 1994 and 1995 and the related unaudited statements of income and statements of cash flows and changes in the home- office account for the years ended December 31, 1994, 1995 and 1996 (collectively, the "Annual Financials") and the related unaudited statement of income and statement of cash flows and changes in the home office account for the fiscal quarters ended March 31, June 30, September 30 and December 31, 1994, 1995 and 1996 and March 31 and June 30, 1997 (the "Interim Financials" and, together with the Annual Financials, the "Financials").

            (b) The Financials (i) (A) in all cases have been prepared based on the books and records of Bremen in accordance with the normal accounting practices of Bremen and Seller;

(B) in each case other than the May 31 Balance Sheet, consistent with past practice and with each other; and (C) in all cases present fairly the financial condition, results of operations and statements of cash flow of Bremen as of the dates indicated or the periods indicated; and (ii) with respect to contracts and commitments for the sale of goods or the provision of services by Bremen, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts. Any differences between GAAP and Seller's accounting practices, as well as the estimated magnitude of such impact on the Financials resulting from such differences, are set forth on Schedule 3.5(b).

            (c) Except as set forth on Schedule 3.5(c), there are no material Liabilities relating to Bremen other than:

                  (i) any Liability accrued as a Liability on the 1996 Balance Sheet; and

                  (ii) Liabilities specifically disclosed and identified as such in the schedules to this Agreement.

            3.6. Absence of Certain Changes. Except as set forth on Schedule 3.6, since the date of the 1996 Balance Sheet, the Business has been conducted in the ordinary course, and none of the following events has occurred with respect to the Business:

            (a) any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Assets that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

            (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller in connection with the Business or any of the Transferred Assets, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Seller in connection with the Business or any of the Transferred Assets, or (iii) any change in any Liability of Bremen other than in the ordinary course of business, or (iv) any incurrence of any other Liability by Seller in connection with the Business or any of the Transferred Assets, other than in the ordinary course of business;

            (c) any creation, assumption or sufferance of the existence of any Lien on any Transferred Asset, other than Permitted Liens;

            (d) any transaction or commitment made, or any Contract entered into, by Seller (including the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other right or debt owed to Seller, other than in each such case actions taken in the ordinary course of business consistent with past practice;

            (e) except for actions taken in the ordinary course of business consistent with the past practice of Seller that are not, in the aggregate, material to the Business, any (i) grant of any severance, continuation or termination pay to any Employee, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Employee, (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Employee, (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller, or (vi) representation of Seller to any Employee that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

            (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any Employee, except travel advances occurring in the ordinary course of business consistent with past practice;

            (g) any material change by Seller in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by Seller of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

            (h) the entering into of any Contract or other arrangement between Seller and any officer, director, stockholder or Affiliate of Seller or any of their respective Affiliates, to the extent any such Contract or other arrangement relates to the conduct of the Business;

            (i) any disposition of an asset having either a net book value or a fair market value in excess of $50,000, other than Inventory disposed of in the ordinary course of the Business; or

            (j) any payment, discharge or satisfaction of any Liabilities of Seller, other than payments, discharges or satisfactions in the ordinary course of business.

            3.7. Properties; Leases; Tangible Assets.

            (a) Schedule 3.7(a) sets forth a true and complete list of all real property owned by Seller in connection with the Business (the "Owned Real Property") such list setting forth the location of each parcel of Owned Real Property, the record owner thereof, the acreage and a brief description of the nature of the activities of Seller on such Owned Real Property. Seller has a good and valid title to, or in the case of leasehold properties or properties held under license and identified on Schedule 3.7(a) (the "Leased Real Property" and, collectively with the Owned Real Property, the "Real Property"), a good and valid leasehold or license interest in, all of the Real Property, which constitutes all of the real property used in the Business.

            (b) Schedule 3.7(b) sets forth a true and complete list of all personal property leases or licenses (i) to which Seller is a party or by which Seller is bound, (ii) that are related to the Business and (iii) that provide for annual payments by Seller in excess of $10,000 or that contain other affirmative material obligations that cannot be terminated by Seller within 30 days (the "Personal Property Leases") and all leases or licenses of Leased Real Property that provide for annual payments by Seller in excess of $10,000 or that cannot be terminated by Seller within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") entered into in connection with the Business. With respect to the Leases, except as set forth on
Schedule 3.7(b), there exist no defaults by Seller, or, to the Knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Seller. Except as set forth on
Schedule 3.7(b), assuming the Required Consents are obtained, all Leases to which a Seller is a party with non-Affiliates or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

            (c) Except as disclosed in Schedule 3.7(c) or Schedule 3.19(c), Seller has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to materially and detrimentally affect the use or operation of the Real Property, nor has Seller received notice of any special assessment proceedings affecting the Real Property, or applied for any change to the zoning or land use status of the Real Property.

            3.8. Sufficiency of and Title to the Transferred Assets. Seller has the right to sell, assign, transfer and convey, and upon consummation of the transactions contemplated by this Agreement, will have sold, assigned, transferred and conveyed, to Buyer all of the Transferred Assets free and clear of all Liens, except for Permitted Liens, which Transferred Assets constitute all of the properties and assets now held or employed by Seller in connection with the Business (other than the Excluded Assets). Except for the services to be provided by Seller under the Interim Services Agreement, the Business is a going concern, and, with the transfer of the Transferred Assets to Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing.

            3.9. Affiliates. Except as set forth in Schedule 3.9, neither Seller nor any principal stockholder of Seller or any officers or directors of Seller (or any immediate family member of any such officer or director):

            (a) now has or at any time subsequent to December 31, 1994, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Seller relating to Bremen or purchases or during such period purchased from Seller any goods or services relating to Bremen, or otherwise does or during such period did business with Seller relating to Bremen of a material nature or amount; provided, however, that neither Seller, nor any stockholder of Seller nor any of Seller's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

            (b) now is or at any time subsequent to December 31, 1994, was, a party to any contract, commitment or agreement relating to the Business to which Seller is or during such period was a party or under which Seller is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Seller.

            3.10. Inventory. Subject to any reserve therefor that is included in the 1996 Balance Sheet and except as disclosed in Schedule 3.10, the Inventory which constitutes a portion of the Transferred Assets (a) has been acquired or manufactured in the ordinary course of business, in accordance with Seller's normal inventory practices; (b) is of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency in design, material or workmanship; (c) is in merchantable and undamaged condition and meets customer specifications; and (d) is not obsolete.

            3.11. Litigation. Except as disclosed on Schedule 3.11, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to Seller's Knowledge, threatened, against or affecting the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Transferred Assets or the Business.

            3.12. Contracts.

            (a) Schedule 3.12(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Seller that are in connection with the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                  (i) each Contract between Seller and (A) each present or former Bremen Employee, (B) any supplier of services or products to Seller whose dollar volume of sales to Seller exceeded $25,000 in 1996, and (C) any Person with respect to whom the aggregate payments made or to be made to Seller under such Contract exceeded $25,000 in 1996;

                  (ii) each other agreement or arrangement of Seller that (y) requires the payment or incurrence of Liabilities or the rendering of services by Seller, subsequent to the date of this Agreement of more than $25,000 and (z) cannot be terminated by Seller within 30 days;

                  (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                  (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                  (v) to the extent that any of the following provide for annual payments by Seller in excess of $25,000 and cannot be terminated by Seller within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by which Seller is otherwise bound; and

                  (vi) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

            (b) Except as disclosed in Schedule 3.12(b), each Contract is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Seller and to the Knowledge of Seller, each such other party in accordance with its terms, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer.

            (c) Schedule 3.12(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers of the Business for each of the 12-month periods ended December 31, 1995 and 1996, and the five largest vendors, based on the dollar amounts paid to such vendors, providing services to the Business for the 12-month period ended December 31, 1996 together with the approximate dollar amount of sales or services provided by Seller during said period to such customers and a summary description of approximate dollar amount of the services provided to Seller by such vendors.

            3.13. Permits; Required Consent.

            (a) Schedule 3.13(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities and all other Persons necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

            (b) Schedule 3.13(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Scheduled Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in Schedule 3.13(b) or (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Seller, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

            3.14. Compliance with Applicable Laws. Except as set forth in
Schedule 3.14, the operation of the Business by Seller and the condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority. Neither Seller nor any officer, agent or employee of Seller, nor, to the Knowledge of Seller, any distributor, licensee or other Person acting on behalf of Seller, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which Seller or any such officer, employee or other Person should have known were not legal for the payee or recipient of such services to receive, (c) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (d) has any off-book bank or cash accounts or "slush funds", (e) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Authority they represent to obtain special concession, or (f) has made illegal payments to obtain or retain business.

            3.15. Employment Agreements; Change in Control, and Employee
Benefits.

            (a) Schedule 3.15(a) sets forth all Benefit Plans. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer.

            (b) Except as set forth on Schedule 3.15(b) no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 28OG of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

            (c) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any ERISA Affiliates of Seller has pending, or to any of its Knowledge threatened, against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or
(l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller is there a basis for any such claim. No officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

            (d) There is no material claim pending or to the Knowledge of Seller threatened, involving any Benefit Plan by any Person against such plan or Seller or any ERISA Affiliate with respect to Bremen. There is no pending or to the Knowledge of Seller threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

            (e) Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements. Seller and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and each ERISA Affiliate shall continue to do so through the Closing.

            (f) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliates, Seller and its ERISA Affiliates have complied in a material respects with the provisions of Part 6 Subtitle B of Title I of ERISA and Section 4980B of the Code. Except as set forth on Schedule 3.15(f), Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

            (g) Seller's Union Plan is qualified under Section 401(a) of the
Code.

            3.16. Labor and Employment Matters.

            (a) Except as set forth on Schedule 3.16(a), with respect to the Business, no collective bargaining agreement exists that is binding on Seller and, except as described on Schedule 3.16(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 3.16(a) describes any organizational effort related to the Business currently being made or, to Seller's Knowledge, threatened by or on behalf of any labor union to organize any employees of Bremen.

            (b) Except as set forth on Schedule 3.16(a), with respect to the Business, (i) there is no labor strike, dispute, slow down or stoppage pending or, to Seller's Knowledge, threatened against or directly affecting the Business, (ii) grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and
(iii) neither Seller, nor of its Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Bremen.

            (c) With respect to the Business, Seller has complied and is currently complying, in all material respects, in respect of all employees of Bremen, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees.

            (d) With respect to the Business, all individuals who are performing or have performed services for Seller, or any Affiliate thereof and are or were classified by Seller or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

            (e) Schedule 3.16(e) sets forth all Employees of Bremen receiving or seeking worker's compensation benefits, as well as the following for each such
Employee: (i) brief description of the injury; (ii) weekly compensation; (iii) estimated benefit period; and (iv) estimate of medical and other expenses payable.

            3.17. Intellectual Property.

            (a) Schedule 3.17 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or held by Seller with respect to the Business (the "Intellectual Property Rights").

            (b) Except as disclosed in Schedule 3.17, Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Seller is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in Schedule
3.17 no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

            (c) Except as set forth in Schedule 3.17, Seller either owns the entire right, title and interest in, to and under, or has the legally enforceable right to use all Transferred Assets.

            3.18. Advisory Fees. Except for Rothschild & Company (whose fees and expenses will be paid by Seller), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

            3.19. Environmental Compliance.

            (a) Except as disclosed in Schedule 3.19(a) Seller has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required with respect to the Business or the Transferred Assets under any Environmental Law. Schedule 3.19(a) sets forth all permits, licenses and other authorizations issued under any Environmental Law to Seller relating to the Business or the Transferred Assets.

            (b) Except as disclosed in Schedule 3.19(b) Seller is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under any Environmental Law that is applicable to the Business or that relate to the Transferred Assets, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

            (c) Except as disclosed in Schedule 3.19(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i.e. including any Environmental Conditions) relating to or in any way affecting the Business or the Transferred

Assets or the Leased Real Property that (i) could reasonably be expected to prevent, or make materially more expensive, continued compliance with any Environmental Law by Buyer after the Closing, or (ii) that may give rise to any Environmental Liability, or (iii) that may give rise to any Liability resulting from exposure to workplace hazards.

            3.20. Tax Matters.

            Except as set forth on Schedule 3.20:

            (a) Seller has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

            (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of Seller's assets;

            (c) Seller has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

            (d) Seller has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

            3.21. Insurance. Schedule 3.21 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate.
Schedule 3.21 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

            3.22. Products. Schedule 3.22 sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business.

            3.23. Material Disclosures. No statement, representation or warranty made by Seller in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC

            As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and RBC hereby jointly and severally represent and warrant to Seller that:

            4.1. Organization and Existence. Each of Buyer and RBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and RBC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

            4.2. Corporate Authorization. The execution, delivery and performance by each of Buyer and RBC of this Agreement and the consummation by each of Buyer and RBC of the transactions contemplated hereby are within the corporate powers of each of Buyer and RBC and have been duly authorized by all necessary corporate action on the part of each of Buyer and RBC. This Agreement constitutes a legal, valid and binding agreement of each of Buyer and RBC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

            4.3. Governmental Authorization. The execution, delivery and performance by each of Buyer and RBC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

            4.4. Non-Contravention. The execution, delivery and performance by each of Buyer and RBC of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or RBC, or (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or RBC.

            4.5. Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer or RBC who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

            4.6. Litigation. There is no Proceeding pending against, or to the Knowledge of Buyer or RBC, threatened against or affecting, Buyer or RBC before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                   ARTICLE V.

                               COVENANTS OF SELLER

            5.1. Compliance with Terms of Required Governmental Approvals and Required Contractual Consents. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements affecting Seller set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

            5.2. Confidentiality.

            (a) Seller will, and will cause their representatives to, treat any data and information obtained with respect to Buyer, RBC or any of their Affiliates from any representative, officer, director, or employee of Buyer or RBC, or from any books or records of Buyer or RBC in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents.

            (b) The parties hereto recognize and agree that in the event of a breach of this Section 5.2, money damages would not be an adequate remedy to Buyer, RBC or their Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 5.2, Buyer, RBC and their Affiliates shall be entitled to an injunction restraining Seller from any breach without showing or proving actual damage sustained by Buyer, RBC or their Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer, RBC and their Affiliates may otherwise have under Applicable Law.

            5.3. Taxes.

            (a) All sales, value added, use and other Taxes imposed in connection with or measured by the sale of the Transferred Assets shall be borne by Buyer. Real property transfer Taxes imposed in connection with the sale of the Transferred Assets shall be borne equally by Buyer and Seller.

            (b) Seller agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

            (c) The Buyer and Seller shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and
(iii) retain all relevant documents, including prior year's Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

            (d) Seller shall provide Buyer with a FIRPTA certificate or similar document in order to relieve Buyer of any obligations to withhold any portion of the Purchase Price.

            (e) Pursuant to Section 1445(b)(2) of the Code, Seller shall furnish Buyer an affidavit stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person.

                                   ARTICLE VI.

                           COVENANTS OF BUYER AND RBC

            6.1. Indiana Responsible Property Transfer Law. Buyer covenants and agrees that, to the extent the provisions of the Indiana Responsible Property Transfer Law (the "Transfer Law") apply to the transactions contemplated by this Agreement, to waive, and pursuant to Section 10(b) of the Transfer Law, it hereby waives, any right to receive a disclosure document, as described in Section 10 of the Transfer Law. Buyer further covenants and agrees that it shall not seek to void this Agreement and the transactions contemplated hereby on the grounds that the disclosure document required to be delivered pursuant to the Transfer Law was not delivered to Buyer by Seller. Buyer makes the covenants and grants the waivers herein contained with full awareness of the purpose and intent of the Transfer Law.

                                  ARTICLE VII.

                            COVENANTS OF ALL PARTIES

            7.1. Further Assurances. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, RBC and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the employees and records of Bremen reasonably available to Seller during normal business hours; at no charge to Seller other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel for the purposes of providing accounting information reasonably required by Seller, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Seller's ownership and operation of the Business.

            7.2. Bulk Sales Laws. Buyer waives compliance by Seller with the provisions of (i) Indiana's Department of Revenue Bulk Sales law and (ii) all applicable provisions of Article 6 of the Uniform Commercial Code as adopted in any state relating to bulk sales. Seller shall indemnify Buyer for any taxes owed to the State of Indiana arising out of Seller's failure to comply with the notification requirement referred to in the preceding sentence. It is understood and agreed that nothing contained in this Section 7.2 is intended to relieve Buyer of its obligations described in Section 5.3(a).

            7.3. Employees and Employee Benefit Matters.

            (a) Effective as of the Closing, each employee of the Business who is actively employed in the Business on the Closing and not on layoff, leave of absence, workman's compensation leave or any other leave other than normal vacation will cease to be an employee of Seller and will, unless such employee elects otherwise, become an employee of Buyer (each, a "Transferred Employee"). Seller will neither employ nor offer employment to any Transferred Employee during the eighteen (18) month period following the Closing without the prior written consent of Buyer. Any employee identified on Schedule 7.3(a), who is not a Transferred Employee at such time by reason of not being actively employed in the Business, will cease to be an employee of Seller effective as of the date he returns to the Business from layoff or leave, as the case may be, and such employee shall become a Transferred Employee effective as of such date, unless he elects otherwise.

            (b) Seller currently maintains the following pension plans covering employees of the Business: the Pension Plan for Salaried Employees of SKF USA Inc. (the "Salaried Plan") covering designated salaried and other employees of Seller, including salaried employees of the Business, and the Pension Plan for Hourly Employees of SKF USA Inc. ("Seller's Union Plan") covering hourly employees of the Business who are represented by the Union.

                  (i) With respect to the Salaried Plan:

                        (A) Within thirty (30) days after, and effective as of, the Closing, Seller shall execute such amendments to the Salaried Plan as are necessary to provide that: (i) any individual including a Transferred Employee, who is an employee of the Business immediately prior to the Closing and who is covered by the Salaried Plan (a "Salaried Plan Employee") shall cease to be covered by the Salaried Plan as of the Closing except as to benefits accrued prior to the Closing; and (ii) the accrued benefit under the Salaried Plan of any Salaried Plan Employee shall become fully vested as of the Closing. To the extent permitted by law, each Salaried Plan Employee shall be deemed to have terminated employment with the Seller as of the Closing for purposes of the Salaried Plan, and the vested accrued benefit of each such Employee shall thereafter be distributable in accordance with the terms of the Salaried Plan.

                        (B) There shall be no transfer of assets or liabilities of the Salaried Plan to any retirement plan maintained by Buyer; neither Buyer nor any of its affiliates shall become a sponsor of or otherwise maintain, the Salaried Plan; and Buyer acknowledges that neither Buyer nor any of its affiliates shall have any right, title, or interest in any of the assets of the Salaried Plan.

                  (ii) With respect to Seller's Union Plan:

                        (A) Within thirty (30) days after, and effective as of, the Closing, Seller shall execute such amendments to Seller's Union Plan as are necessary to provide that any Transferred Employee who is covered by Seller's Union Plan (a "Union Plan Employee") and any other individual who is an employee of the Business immediately prior to the Closing and who is covered by Seller's Union Plan shall cease to be covered by Seller's Union Plan as of the Closing, except (to the extent required by Section 7.3(b)(ii)(E) or not inconsistent with Section 7.3(b)(ii)(C)) as to benefits accrued prior to the Closing.

                        (B) As soon as practicable after (and no later than 30 days after), and effective as of, the Closing, Buyers shall establish a defined benefit pension plan and trust ("Buyer's Union Plan") for the benefit of the Union Plan Employees, which shall be intended to qualify and to be exempt from tax under sections 401(a) and 501(a) of the Code, and Buyer shall apply to the Internal Revenue Service for a determination letter with respect thereto. Buyer's Union Plan shall cover the Union Plan Employees as of the Closing or, in the case of any Union Plan Employee who becomes a Transferred Employee after the Closing by reason of the last sentence of Section 7.3(a), as of the date such employee becomes a Transferred Employee, and shall provide such participants with benefits substantially similar to those provided by Seller's Union Plan. Buyer's Union Plan shall provide the Union Plan Employees full credit for eligibility, vesting, and (except with respect to any of such employees who make the election described in Section 7.3(b)(ii)(E)) benefit accrual purposes with respect to all service with Seller to the extent such service was credited under the terms of Seller's Union Plan.

                        (C) As soon as practicable following Seller's receipt of written evidence of the adoption of Buyer's Union Plan and of a copy of a favorable determination letter issued by the Internal Revenue Service with respect to Buyer's Union Plan, and except as otherwise provided in Section 7.3(b)(ii)(E), Seller shall direct the trustees of Seller's Union Plan to transfer from the trust under Seller's Union Plan to the trust under Buyer's Union Plan an amount which shall be determined by a certified actuary designated by the Seller ("Seller's Actuary") and reasonably acceptable to an actuary designated by the Buyer ("Buyer's Actuary") equal to: (i) the present value of all accrued benefits, including ancillary benefits, under Seller's Union Plan as of the Closing with respect to the Union Plan Employees (other than those making the election described in Section 7.3(b)(ii)(E)); plus (ii) interest accrued from the Closing to the date of transfer on the amount described in clause (i), at a rate equal to 8.00 percent per annum, from the Closing to the date of transfer; less (iii) the amount of any benefit payments made to the Union Plan Employees (other than those making the election described in Section 7.3(b)(ii)(5)) from Seller's Union Plan after the Closing and prior to the date of the transfer to Buyer's Union Plan, adjusted (at the interest rate described in clause (ii) above) to reflect the time of such payments, and reasonable administrative costs and expenses incurred during such period. The calculation of the present value of the benefits described in clause (i) above shall be determined using assumptions described on Schedule 7.3(b). Notwithstanding any other provision in this Section 7.3(b)(ii)(C), the amount of assets to be transferred pursuant to this Section 7.3(b)(ii)(C), shall satisfy the requirements of section 414(l) of the Code and section 208 of the Employee Retirement Income Security Act of 1974.

                        (D) At the time of transfer of the amount set forth in
Section 7.3(b)(i)(C) and except as otherwise provided in Section 7.3(b)(ii)(E), Buyer and Buyer's Union Plan shall assume all liabilities for all accrued benefits, including all ancillary benefits, under Seller's Union Plan in respect of the Union Plan Employees, and Seller and Seller's Union Plan shall be relieved of all liabilities for such benefits, including any liability under any collective bargaining agreement to provide such benefits. Upon the transfer of assets in accordance with Section 7.3(b)(ii)(C), Buyer agrees to indemnify and hold harmless Seller, its officers, directors, employees, agents, and affiliates from and against any and all costs, damages, losses, expenses, or other liabilities arising out of or related to Buyer's obligations under this Section 7.3(b)(ii) or

Buyer's Union Plan, including benefits accrued by the Union Plan Employees prior to the Closing which are to be provided by Buyer's Union Plan; provided, however, that Buyer shall not indemnify or hold harmless such parties with respect to any costs, damages, losses, expenses, or other liabilities that result, directly or indirectly, from violations of law by such parties which occurred prior to the Closing.

                        (E) Notwithstanding any other provision of this Section 7.3(b)(ii) to the contrary, there shall be no transfer under this Section 7.3(b)(ii) of any assets or liabilities with respect to the vested accrued benefit of any of the Union Plan Employees who are eligible for retirement benefits as of the Closing Date under Seller's Union Plan and who so elect by notifying Seller in writing within 30 days after the Closing. To the extent permitted by Applicable Law, each such employee shall be deemed to have terminated employment with the Seller as of the Closing for purposes of Seller's Union Plan, and his vested accrued benefit shall thereafter be distributable in accordance with the terms of Seller's Union Plan.

                        (F) Seller and Buyer shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 7.3(b)(ii) or for the purposes of administering Buyer's Union Plan (including, without limitation, schedules of the Union Plan Employees and their service credits and accrued benefits under the Seller's Union Plan), and they shall cooperate in the filing of documents required in connection with the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the 31st day following the filing of any Form 5310-A required in connection therewith.

            (c) Seller currently maintains the Pre-Tax Accumulation of Capital for Employees Plan ("Seller's 401(k) Plan") for its eligible employees, including eligible employees of the Business. With respect to Seller's 401(k)
Plan:

                  (i) Within thirty (30) days after, and effective as of the Closing, Seller shall execute such amendments to Seller's 401(k) Plan as are necessary to provide that: (1) any individual including a Transferred Employee, who is an employee of the Business immediately prior to the Closing and who is covered by Seller's 401(k) Plan (a "401(k) Plan Employee") shall cease to be covered by Seller's 401(k) Plan as of the Closing except as to benefits accrued with respect to periods prior to the Closing; and (2) the accrued benefit under Seller's 401(k) Plan of any 401(k) Plan Employee shall, to the extent permitted by Applicable Law, be distributable to such employee after the Closing in accordance with Code section 401(k)(10) and Treas. Reg. ss.ss. 1.401(k)-1(d)(l)(iv) and 1.401(k)-1(d)(4).

                  (ii) Buyer's 401(k) Plan shall accept a direct rollover of any amount distributable from Seller's 401(k) Plan to any 401(k) Plan Employee who becomes an employee of Buyer at or after the Closing and who elects to have such direct rollover made in accordance with the provisions of Seller's 401(k) Plan and applicable law.

                  (iii) Except as otherwise specifically provided in this
      Section 7.3(c), there shall be no transfer of assets or liabilities of Seller's 401(k) Plan to any retirement plan maintained by Buyer; neither Buyer nor any of its affiliates shall become a sponsor of, or otherwise maintain, Seller's 401(k) Plan; and Buyer acknowledges that neither Buyer nor any of its affiliates shall have any right, title, or interest in any of the assets of Seller's 401(k) Plan.

            (d) Seller will provide former salaried and hourly employees of the Business who retire prior to the Closing with medical benefit coverage under Seller's applicable retiree medical benefit plans, which plan shall be the secondary payor with respect to any plan, arrangement, or agreement under which such an individual may be covered pursuant to Section 7.3(e)(ii), 7.3(f)(ii), or 7.3(f)(iii).

            (e) With respect to salaried employees of the Business:

                  (i) As of the Closing, Buyer will provide salaried Transferred Employees (other than those described in Section 7.3(d)) with medical benefit coverage under Buyer's standard medical benefit plan for its salaried employees; provided that after the Closing, Buyer shall otherwise have no obligation to provide such employees with any level of medical benefit coverage.

                  (ii) Buyer will not provide medical benefit coverage to any salaried employee of the Business described in Section 7.3(d) who has again become an employee of the Business at or after the Closing except as specifically provided by agreement between Buyer and such employee.

            (f) With respect to hourly employees of the Business:

                  (i) As of the Closing, Buyer will provide hourly Transferred Employees (other than those described in Section 7.3(d)) with medical benefit coverage pursuant to the terms of the Union Contract under a medical benefit plan or plans established or maintained by Buyer.

                  (ii) Buyer will provide an hourly employee of the Business described in Section 7.3(d) who has again become an employee of the Business at or after the Closing with medical benefit coverage pursuant to the terms of the Union Contract (subject to any modification thereof as agreed to by Buyer and the Union).

                  (iii) Buyer will provide hourly Transferred Employees who retire after the Closing with retiree medical benefit coverage pursuant to the terms of the union contract applicable to such hourly employees at the time of their retirement under a retiree medical benefit plan or plans established or maintained by Buyer. The parties agree that the amount of Seller's liability for such coverage attributable to the period prior to the Closing was $176,000, and that the consideration for Buyer's agreement herein was taken into account by the parties in their negotiation of the Purchase Price.

            (g) Except as otherwise specifically provided in Sections 7.3(d)-(f), each party reserves the right to change its employee and retiree medical benefits plans in the future when and as it deems appropriate.

            (h) Seller will provide former employees of the Business who retire prior to the Closing with life insurance coverage under Seller's retiree life insurance benefit plans.

            (i) As of the Closing, Buyer will provide salaried Transferred Employees with coverage under Buyer's standard life insurance benefit plans for its salaried employees; provided that after the Closing, Buyer shall otherwise have no obligation to provide such employees with any level of life insurance benefits.

            (j) Buyer will provide hourly Transferred Employees with life insurance coverage pursuant to the terms of the Union Contract under a life insurance plan or plans established or maintained by Buyer.

            (k) Except as otherwise provided in Sections 7.3(h)-(j), each party reserves the right to change its employee and retiree life insurance plans in the future when and as it seems appropriate.

            (l) As of the Closing, Buyer will provide salaried Transferred Employees with coverage under Buyer's standard vacation benefit plan for its salaried employees (provided that the eligibility for vacation benefits shall be determined solely under the terms of Buyer's vacation benefit plan for such employees). Seller will have no obligation to make any payment to such employees after the Closing with respect to any vacation pay entitlement.

            (m) As of the Closing, Buyer will assume all obligations of Seller to hourly Transferred Employees for accrued vacation under the Union Contract. Seller will have no obligation to make any payment to such employees after the Closing with respect to any vacation pay entitlement.

            (n) Seller will bear the entire cost and expense of any severance payments payable under the terms of any applicable severance plan maintained by Seller or any Applicable Law to employees of the Business whose employment with the Business is terminated by Seller before or at the Closing even if such employees thereafter become employees of Buyer. Buyer will bear the entire cost and expense of severance payments payable to employees of the Business whose employment with the Business is terminated by Buyer after the Closing; provided that such payments shall be paid and determined solely in accordance with Buyer's severance plan or policy.

            7.4. Allocation of Environmental Liabilities.

            (a) At any time within twenty-four (24) months following the Closing, Seller shall have the right but without obligation to conduct an environmental investigation (the "Environmental Study") respecting the Leased Real Property the purpose of which shall be to establish a so-called "base-line" as of the Study Date of the environmental condition of such portions of the Leased Real Property designated by the Seller (the portion of the Leased Real Property not subject to the Environmental Study being the "Excluded Environmental Parcel" and the portion of the Leased Real Property subject to the Environmental Study being the "Included Environmental Parcel"). In connection therewith:

                  (i) Seller shall be responsible for satisfying the cost of the Environmental Study,

                  (ii) the Environmental Study shall be conducted by such environmental engineers, and subject to such analytic protocol, as Buyer shall reasonably approve prior to the beginning thereof,

                  (iii) the Environmental Study shall be conducted at such time or times, and in such fashion, so as not to interfere unreasonably with the conduct of the Business, and shall otherwise be subject to such access agreement as may be reasonably required by Buyer; provided, that such access agreement shall also provide that Buyer, at its expense, shall provide Seller with such electricity and water as Seller shall reasonably require in connection with the Environmental Study,

                  (iv) during and upon completion of the Environmental Study, Seller shall provide Buyer with copies of all data collected thereunder and the written conclusions thereof. In the event that Buyer disagrees with any of the analyses or conclusions thereof, it shall so notify Seller within 30 days after delivery thereof, and Buyer and Seller shall thereupon attempt in good faith to resolve any differences, it being their mutual intent to arrive at a mutually satisfactory conclusion to the Environmental Study. In the event Buyer and Seller are unable to reach such conclusion on their own, they shall submit any dispute for resolution pursuant to a mutually acceptable dispute resolution process before a panel having expertise in environmental matters. The ultimate Environmental Study, as approved by Buyer and Seller, shall be referred to herein as the "Final Environmental Study."

            (b) Seller shall in any and all events be responsible for the following Environmental Liabilities (the "Seller Environmental Liabilities"):

                  (i) Environmental Liabilities arising out of Existing Known Environmental Conditions,

                  (ii) Environmental Liabilities arising out of Environmental Conditions identified by the Final Environmental Study as existing on the Study Date, and

                  (iii) Prior to the Study Date with respect to the Included Environmental Parcel, and at all times after the date hereof with respect to the Excluded Environmental Parcel, and at all times after the date hereof with respect to the Included Environmental Parcel if no Environmental Study is conducted, Environmental Liabilities relating to the Business or the Transferred Assets or otherwise associated with the Leased Real Property whether in existence on the Closing Date or arising thereafter except Environmental Liabilities arising from an Environmental Condition caused by a discrete release or incident occurring after the Closing Date constituting a violation of an Environmental Law or requiring reporting pursuant to an Environmental Law (a "Subsequent Event"); provided that, without limiting Buyer's or Seller's responsibilities hereunder, Buyer shall provide Seller with notice of (A) any such discrete release or incident occurring between the Closing Date and the Study Date with respect to the Included Environmental Parcel and at any time with respect to the Excluded Environmental Parcel of which it obtains Knowledge, and (B) any other Environmental Conditions with respect to the Included Environmental Parcel of which the Buyer obtains Knowledge after the Closing Date that Buyer believes require reporting pursuant to an Environmental Law and which Buyer believes to have been existing prior to the Closing Date; provided further, that Seller shall have the burden of proving the existence of a Subsequent Event.

            (c) Buyer shall be responsible for the following Environmental Liabilities ("Buyer Environmental Liabilities"):

                  (i) Environmental Liabilities constituting a Subsequent Event, and

                  (ii) If an Environmental Study is conducted, Environmental Liabilities arising out of Environmental Conditions on the Included Environmental Parcel not identified in the Final Environmental Study as existing on the Study Date.

            (d) The "Study Date" shall mean the date following commencement of the Environmental Study designated by the environmental engineers engaged to perform such Environmental Study as an appropriate date to establish a so-called "base-line" of the environmental conditions of the Included Environmental Parcel.

            7.5. Product Warranty Claims. In the event of any Liability arising out of, resulting from, or relating to claims seeking return, replacement, and/or repair of any Products manufactured on or prior to the Closing Date pursuant either to (i) express Product warranties extended by Seller prior to the Closing Date or Buyer after the Closing Date (provided that Buyer's warranties are no more expansive than the warranties extended by Seller prior to the Closing Date), or (ii) Product warranties or obligations implied or provided by applicable law (together, the "Excluded Product Warranty Claims") with respect to any such Products, the following shall apply:

            (a) Buyer shall, on behalf of Seller, satisfy any such Excluded Product Warranty Claims in the ordinary course of business, and

            (b) Seller shall reimburse Buyer all costs incurred by Buyer in connection therewith, but only to the extent such costs exceed $150,000 in the aggregate, it being understood that Buyer shall absorb the first $150,000 of costs associated with Excluded Product Warranty Claims.

            7.6. Excluded Product Liability Claims. Seller shall remain responsible for satisfying all Liabilities arising out of, resulting from, or relating to product liability claims associated with respect to Products manufactured on or prior to the Closing Date (and whether or not sold prior to the Closing Date) ("Excluded Product Liability Claims").

            7.7. Excluded Worker's Compensation Claims. Buyer and Seller have agreed to satisfy any payments required to be made to any Transferred Employee in respect of injuries to such Employees as follows:

            (a) Seller shall satisfy any such payments required in respect of injuries occurring prior to the Effective Time, it being understood that Buyer shall have the burden to prove the date on which any such injury occurred.

            (b) As to injuries which occurred gradually, that is other than in respect of a specific event or occurrence (which shall be covered by (a) above), Buyer shall satisfy any payments required in respect thereof; provided, however, Seller shall reimburse Buyer an equitable amount thereof, such contribution amount to be based upon the time period over which such injury occurred, and the extent to which such time period was prior to the Closing Date vis-a-vis the extent to which such time period was after the Closing Date. Any dispute regarding the allocation of liability and Seller's contribution obligations hereunder shall be resolved by arbitration in accordance with Section 10.11 below.

            (c) Buyer shall satisfy any such payments in respect in respect of injuries occurring after the Effective Time.

            For the purposes hereof, Seller's obligations under this Section 7.7 shall hereinafter be referred to as "Excluded Worker's Compensation Claims."

                                  ARTICLE VIII.

                                 INDEMNIFICATION

            8.1. Agreement to Indemnify.

            (a) Subject to the limitations provided herein, Buyer, RBC and their Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article VIII by Seller in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or any agreement, document or certificate delivered hereunder, (ii) in connection with any Excluded Liability, or (iii) in connection with any Liability arising during, or directly or indirectly associated with, the Interim Period and not constituting an ordinary course Liability of the type contained in the June 30 Balance Sheet. Notwithstanding the foregoing, Seller shall not be liable as an Indemnifying Party with respect to any claim relating to an inaccuracy or misrepresentation in or breach of any representation or warranty under subsection (a)(i) above if Buyer had Knowledge of such inaccuracy, misrepresentation or breach on or before the Closing Date. Further, Seller shall not be liable as an Indemnifying Party until all claims by the Buyer Indemnitees for indemnification exceed $100,000 in the aggregate, and thereafter Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all indemnification claims; provided, however, that Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all claims by the Buyer Indemnitees, regardless of amount, arising out of (i) the fraud or willful misconduct of Seller, (ii) any Lien that does not constitute a Permitted Lien, (iii) any Third Party Claim or (iv) any Excluded Liability. The aggregate liability of Seller collectively under this Section 8.1(a) of this Agreement shall not exceed $3,000,000, provided, however, that there shall be no limit on the aggregate liability of Seller for Damages incurred by Buyer in connection with: (1) Seller's fraud or willful misconduct; (2) any Excluded Liability; or (3) a Third Party Claim arising from an Excluded Liability.

            (b) Seller and its Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article VIII by Buyer and RBC in respect of any and all Damages reasonably and proximately incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or RBC in this Agreement, (ii) failure of Buyer or RBC to pay and discharge the Assumed Liabilities or (iii) the conduct of the Business after the Effective Time, but only to the extent that (A) such Damages are directly attributable to periods following the Effective Time, (B) such Damages are not proximately caused by actions of Seller prior to the Effective Time, (C) such Damages do not arise fr om an Excluded Liability, (D) if the underlying act or omission giving rise to such Damages began or occurred prior to the Effective Time and continued after the Effective Time, such Damages increased following such time that Buyer obtained Knowledge thereof and failed to take reasonable actions after the Closing Date in response thereto, and (E) if such Damages arose by reason of Liabilities incurred during, or with respect to, the Interim Period, they are not subject to Seller's indemnification responsibilities set forth in subsection
(a)(iii) above.

            8.2. Survival of Representations and Warranties and Covenants.

            (a) The representations and warranties contained in this Agreement shall survive as follows:

                  (i) Except as otherwise provided in Section 8.2(a)(ii), (iii) or (iv), all representations and warranties shall expire on the first anniversary of the Closing Date.

                  (ii) Notwithstanding Section 8.2(a)(i) the representations and warranties of Seller as an Indemnifying Party shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to: (1) the inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller in this Agreement (A) arising out of fraud or willful misconduct or
      (B) relating to matters which are the subject of a Third Party Claim arising from an Excluded Liability; and (2) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.14, 3.19 and 3.20 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct.

                  (iii) Notwithstanding Section 8.2(a)(i), the representations and warranties of Buyer and RBC as Indemnifying Parties shall survive the Closing Date until the expiration of the applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer or RBC in this Agreement arising out of fraud or willful misconduct.

                  (iv) Notwithstanding Section 8.2(a)(i), the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4, 3.8 and 3.11 shall survive without expiration.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., New York City time, on the date on which such representation or warranty expires pursuant to this Section 8.2(a).

            (b) The covenants contained in this Agreement shall survive without expiration unless otherwise expressly provided in such covenant.

            8.3. Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article VIII in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in renewable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the

Indemnifying Party shall have only the ten (10) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have ten (10) Business Days following the delivery of such notice to it either
(a) to acquiesce in suc h claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such ten (10) Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Patty objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 10.11.

            8.4. Defense of Claims.

            (a) In connection with any claim which may give rise to indemnity under this Article VIII resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto (a "Third Party Claim"), the Indemnifying Party may, subject to Section 8.4(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 8.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 8.4(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and the Indemnifying Parties shall provide such Indemnitee with reasonable access to all materials relating to the defense of the action and otherwise cooperate with such Indemnitee and its counsel in connection with the Indemnitee's participation in such defense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 8.4. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this
Section 8.4(a), such Indemnitee may defend against such claim or Proceeding.

            (b) Notwithstanding Section 8.4(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may at its own cost and expense assume such defense if in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or (ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 8.1(a).

            (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 8.4(a) or pursuant to Section 8.4(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                   ARTICLE IX.

                             COVENANT NOT TO COMPETE

            9.1. Non-Compete. From and after the Closing Date, Seller will not, and will advise its Affiliates to not, directly or indirectly, individually or collectively, engage in any Competitive Activity for five (5) years after the Closing Date (the "Covered Period"); provided, however, that, notwithstanding the foregoing, (a) neither Seller, nor any of its Affiliates shall be deemed to be engaged in a Competitive Activity solely by virtue of the ownership without of less than twenty percent (20%) of the outstanding voting stock or debt securities of any publicly held company of which it does not have voting or day-to-day operational control, the stock or debt securities of which are traded on an United States of foreign stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; (b) Seller and any of its Affiliates may acquire a Person or business engaged in a Competitive Activity if
(i) in the calendar year immediately preceding the acquisition, the revenues derived from Competitive Activities do not exceed fifteen percent (15%) of the total revenues of such Person or business and (ii) the aggregate revenues during any calendar year during the Covered Period derived from Competitive Activities of all Persons and businesses acquired in accordance with this Section 9.1(b) shall not exceed $3,750,000; (c) Seller's Affiliates shall not be deemed to be engaged in a Competitive Activity solely by virtue of incidental sales constituting a Competing Activity during the Covered Period that were not known by such Affiliate otherwise to constitute a violation hereof; and (d) Seller and its Affiliates shall not be deemed to be engaged in a Competitive Activity by virtue of their sale or resale of any Product (i) manufactured by Bremen prior to the Closing Date or (ii) manufactured by Buyer after the Closing Date.

            If Seller becomes aware that any one or more of its Affiliates is engaged in a Competitive Activity, it shall use its best efforts to cause such Affiliate(s) to cease, forthwith, such Competitive Activity. Upon becoming aware of such a Competitive Activity, Seller shall promptly notify Buyer of such Competitive Activity and the nature of its efforts to cause such Competitive Activity to cease.

            For purposes of this Section 9.1, "Competitive Activity" shall mean
(x) the manufacture, distribution or sale of any Product in North America and
(y) the sale to any Person who was, to the Knowledge of Seller, a direct or indirect customer of Bremen outside of North America at any time within five (5) years preceding the Closing Date of (A) any Product or (B) any similar or modified product for the same application as the products identified in the preceding subsection (A).

            9.2. Severability. The invalidity or unenforceability of this
Article IX in any respect shall not affect the validity or enforceability of this Article IX in any other respect, or of any other provision of this Agreement. In the event that any provision of this Article IX shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Article IX or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article IX shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

            9.3. Enforcement. Seller acknowledges and agrees that Buyer and its Affiliates are engaged in a highly competitive business and that the protections of Buyer and each such Affiliate set forth in this Article IX are fair and reasonable and are of vital concern to Buyer and its Affiliates. Further, Seller acknowledges and agrees that monetary damages for any violation of this Article IX will not adequately compensate Buyer and its Affiliates with respect to any such violation. Therefore, in the event of a breach by Seller of any of the terms and provisions contained in this Article IX, Buyer shall be entitled to obtain damages for any such breach (the amount of such damages being irrespective of the consideration being allocated to the within provisions) and/or to enforce the specific performance of this Article IX by Seller and to enjoin Seller from any further violations. The remedies available to Buyer pursuant to this Section 9.3 may be exercised cumulatively by Buyer in conjunction with all other rights and remedies provided by law.

                                   ARTICLE X.

                                  MISCELLANEOUS

            10.1. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified with return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

            If to Seller:

                 SKF USA Inc.
                 1100 First Avenue
                 King of Prussia, PA 19406
                 Attn: President
                 Telecopier No.: (610) 265-0404
            with a copy to:

                 SKF USA Inc.
                 1100 First Avenue
                 King of Prussia, PA 19406
                 Attn: Secretary and General Counsel
                 Telecopier No.: (610) 265-0404

            If to Buyer:

                 Bremen Bearings, Inc.
                 c/o Roller Bearing Company of America, Inc.
                 60 Round Hill Road
                 Fairfield, Connecticut 06430
                 Attn: Michael Gostomski
                 Telecopier No: (203) 256-0775

            with a copy to:

                 McDermott, Will & Emery
                 50 Rockefeller Plaza
                 New York, New York 10020
                 Attn: C. David Goldman, Esq.
                 Telecopier No.: 212-547-5444

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

            10.2. Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            10.3. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            10.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may assign any and all of its right, interests and obligations hereunder as security for obligations to its lenders; provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

            10.5. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the Commonwealth of Pennsylvania.

            10.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

            10.7. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            10.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

            10.9. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

            10.10. Construction.

            (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

            (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

            10.11. Arbitration of Claims.

            (a) Except as otherwise provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including without limitation any dispute between an Indemnitee and any Indemnifying Party under Article VIII which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Within ten (10) Business Days after expiration of the ten (10) Business Day period referred to in Section 8.3 or within such other time period as the parties may agree, the Indemnitee and the Indemnifying Party shall each designate one arbitrator. Within ten (10) Business Days after the appointment of the two arbitrators, the two arbitrators shall designate a third arbitrator mutually acceptable to them who shall be a certified public accountant not affiliated with any party in interest to such arbitration and the two arbitrators chosen by the Indemnitees and Indemnifying Party shall each be a retired or former judge of any appellate court of the State of Delaware, any United States appellate court or the United States District Court for any Delaware District who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. If the arbitrator chosen by the Indemnitee and the arbitrator chosen by the Indemnifying Party fail to agree upon the third arbitrator within such ten (10) Business Day period, the third arbitrator shall be appointed by the American Arbitration Association as soon as practicable and shall be a certified public accountant who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters.

            (b) The three arbitrators shall consider the dispute at issue at Philadelphia, Pennsylvania at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the Indemnitee and the Indemnifying Party) of the designation of the arbitrators. The arbitrator shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the American Arbitration Association in effect on the date of the initial request by the Indemnitee or Indemnifying Party, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Indemnitee and Indemnifying Party) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the Indemnitee and Indemnifying Party agree that they will attempt and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall immediately deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Indemnitee and Indemnifying Party to such arbitration agrees that any decision of the arbitrators shall be final conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators, except if such factors are present. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 10.11 by bringing suit in any court of competent jurisdiction.

            (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 10.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 10.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 10.11 may be used against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

            10.12. Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.13. Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    SELLER:

                                    SKF USA INC.

                                    By:
                                       -------------------------------
                                       Allen G. Belenson
                                       Vice President

                                    BUYER:

                                    BREMEN BEARINGS, INC.

                                    By:
                                       -------------------------------
                                       Michael S. Gostomski
                                       Executive Vice President

                                    RBC:

                                    ROLLER BEARING COMPANY OF
                                    AMERICA, INC.

                                    By:
                                       -------------------------------
                                       Michael S. Gostomski
                                       Executive Vice President

                                  SCHEDULE 2.3

                               ASSUMED LIABILITIES

(a) Those Liabilities of the Business which are recorded and accrued as a Liability on the June 30 Balance Sheet.

(b) All Liabilities and obligations of the Business arising after the Effective Time under Contracts included in the Transferred Assets.

                               State of Delaware

                        Office of the Secretary of State

                        --------------------------------

      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY

CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT

OF "BPP ACQUISITION CORPORATION", CHANGING ITS NAME FROM "BPP ACQUISITION

CORPORATION" TO "RBC LINEAR PRECISION PRODUCTS, INC.", FILED IN THIS OFFICE ON

THE TWENTIETH DAY OF MAY, A.D. 1997, AT 3 O'CLOCK P.M.


                                          /s/ Edward J. Freel
                  [ESTATE SEAL]           -----------------------------------
                                          Edward J. Freel, Secretary of State

2633533 8100                              AUTHENTICATION: 8484937
971173689                                           DATE: 05-28-97

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          BPP ACQUISITION CORPORATION
                            (a Delaware corporation)

            Michael S. Gostomski hereby certifies as follows:

            FIRST: He is the Chief Financial Officer and Secretary of BPP Acquisition Corporation, a Delaware corporation (the "Corporation").

            SECOND: Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

            "The name of this corporation is:

                  RBC Linear Precision Products, Inc."

            THIRD: The foregoing amendment of the Certificate of Incorporation of the Corporation has been approved by the sole stockholder of the Corporation by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Michael S. Gostomski, its Chief Financial Officer and Secretary, as of this 15th day of May, 1997.


                                          /s/ Michael S. Gostomski
                                          -------------------------------------
                                          Michael S. Gostomski
                                          Chief Financial Officer and Secretary


                                                   STATE OF DELAWARE
                                                   SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                               FILED 03:00 pm 05/20/1997
                                                  971164960 - 2633533